EXHIBIT 99.1

News Release

FOR IMMEDIATE RELEASE	Contact:	Alan D. Eskow
Senior Executive Vice President and
Chief Financial Officer
973-305-4003

VALLEY NATIONAL BANCORP REPORTS INCREASED THIRD QUARTER
NET INCOME AND 15 PERCENT ANNUALIZED LOAN GROWTH

WAYNE, NJ – October 25, 2018 -- Valley National Bancorp (NASDAQ:VLY), the holding company for Valley National Bank, today reported net income for the third quarter of 2018 of $69.6 million, or $0.20 per diluted common share, as compared to the third quarter of 2017 earnings of $39.6 million, or $0.14 per diluted common share, and net income of $72.8 million, or $0.21 per diluted common share, for the second quarter of 2018. Net income for third quarter of 2018 included infrequent charges of $4.8 million ($3.4 million after-tax) mainly related to the impairment of branches selected for closure, merger expenses related to the USAmeriBancorp, Inc. ("USAB") acquisition and litigation reserves. The third quarter of 2017 included infrequent charges of $11.1 million ($6.8 million after-tax) that mostly related to our LIFT program, and the second quarter of 2018 included USAB merger charges of $3.2 million ($2.3 million after-tax). Excluding these charges and other non-core items, our adjusted net income was $73.1 million, or $0.21 per diluted common share, for the third quarter of 2018, $46.4 million, or $0.17 per diluted common share, for the third quarter of 2017, and $75.2 million, or $0.22 per diluted common share, for the second quarter of 2018. See further details below, including the "Consolidated Financial Highlights" tables.
Key financial highlights for the third quarter:

•
Loan Portfolio: Loans increased $876.6 million, or 15.1 percent on an annualized basis, to approximately $24.1 billion at September 30, 2018 from June 30, 2018. The increase was largely due to solid organic loan growth within most loan categories. Additionally, we sold approximately $151 million of residential mortgage loans resulting in pre-tax gains of $3.7 million during the third quarter of 2018.

•
Net Interest Income: Net interest income on a tax equivalent basis of $218.1 million for the third quarter of 2018 increased $5.9 million as compared to the second quarter of 2018 largely due to our new higher rate loan volumes and growth through the nine months ended September 30, 2018.

•
Net Interest Margin: Our net interest margin on a tax equivalent basis of 3.12 percent for the third quarter of 2018 increased by 1 basis point from 3.11 percent for the second quarter of 2018. See the "Net Interest Income and Margin" section below for more details.

•	Provision for Credit Losses: The provision for credit losses declined $590 thousand to $6.6 million for the third quarter of 2018 as compared to the second quarter of 2018.

•	Credit Quality: Net loan charge-offs totaled only $231 thousand for the third quarter of 2018 as compared to $692 thousand for the second quarter of 2018. Net recoveries totaled $381 thousand

Valley National Bancorp (NASDAQ: VLY)
2018 Third Quarter Earnings
October 25, 2018

for the nine months ended September 30, 2018. Non-accrual loans represented 0.33 percent of total loans at September 30, 2018.

•
Non-interest Income: Non-interest income decreased $9.0 million, or 23.7 percent, to $29.0 million for the third quarter of 2018 as compared to the second quarter of 2018 largely due to a $4.9 million decrease in other income driven by net expenses related to changes in our FDIC loss-share receivable and $1.8 million of branch related asset impairments (included in net losses on sale of assets within this line item), and a $3.9 million decline in net gains on sales of loans. See the "Branch Transformation" section below for more details on our branch network.

•
Non-interest Expense: Non-interest expense increased $1.8 million, or 1.2 percent, to $151.7 million for the third quarter of 2018 as compared to the second quarter of 2018 primarily due to a $1.8 million increase in salary and employee benefits expense and litigation reserves totaling $1.7 million included in professional and legal expense for the third quarter of 2018, partially offset by moderate declines in several other expense categories.

•
Performance Ratios: Annualized return on average assets (ROA), shareholders’ equity (ROE) and tangible ROE were 0.91 percent, 8.41 percent and 12.96 percent for the third quarter of 2018, respectively.  Annualized ROA, ROE and tangible ROE, adjusted for infrequent charges, was 0.96 percent, 8.84 percent and 13.61 percent for the third quarter of 2018, respectively.

•
Efficiency Ratio: Our efficiency ratio was 61.70 percent for the third quarter of 2018 as compared to 60.25 percent and 69.43 percent for the second quarter of 2018 and third quarter of 2017, respectively. Excluding merger expense, amortization of tax credit investments, litigation reserve expense and branch related asset impairments, if applicable in the period, our adjusted efficiency ratio was 57.85 percent for the third quarter of 2018 as compared to 57.15 percent and 59.21 percent for the second quarter of 2018 and third quarter of 2017, respectively. See the "Consolidated Financial Highlights" tables below for additional information regarding this non-GAAP measure.

•
Income Tax Expense: The effective tax rate was 20.6 percent for the third quarter of 2018 as compared to 20.7 percent for the second quarter of 2018. The New Jersey surtax effective July 1, 2018 did not have a material impact on our reported income tax expense for the third quarter of 2018. For the remainder of 2018, we currently estimate that our effective tax rate will range from 21 percent to 23 percent.

Ira Robbins, CEO and President commented, "We are pleased with the continued progress we have made in deepening client relationships as witnessed by both the loan and deposit growth in our balance sheet.  Furthermore, the stability of the net interest margin is a testament to our ability to maintain pricing discipline.  Our commitment to reinvestment into Valley should enable us to enjoy meaningful success in years to come."
Net Interest Income and Margin
Net interest income on a tax equivalent basis totaling $218.1 million for the third quarter of 2018 increased $52.2 million and $5.9 million as compared to the third quarter of 2017 and second quarter of 2018, respectively. The increase as compared to the third quarter of 2017 was largely due to the USAB acquisition

Valley National Bancorp (NASDAQ: VLY)
2018 Third Quarter Earnings
October 25, 2018

effective January 1, 2018. Interest income on a tax equivalent basis increased $16.8 million to $298.4 million for the third quarter of 2018 as compared to the second quarter of 2018 mainly due to an $819.0 million increase in average loans and a 16 basis point increase in the yield on average loans. Interest expense of $80.2 million for the third quarter of 2018 increased $10.9 million as compared to the second quarter of 2018 largely due to higher interest rates on many of our interest bearing deposit products, including new money market and certificate of deposit initiatives, and short-term borrowings, as well as a $599.6 million increase in average short-term borrowings. The increases were partially offset by a $293 million decline in average long-term borrowings mostly driven by maturing FHLB advances.

Our net interest margin on a tax equivalent basis of 3.12 percent for the third quarter of 2018 increased by 5 basis points and 1 basis point from 3.07 percent and 3.11 percent for the third quarter of 2017 and second quarter of 2018, respectively. The yield on average interest earning assets increased by 14 basis points on a linked quarter basis mostly due to the higher yield on average loans, partially offset by a lower yield on average investments caused, in part, by calls and other repayments of higher yielding investment securities. The yield on average loans increased by 16 basis points to 4.50 percent for the third quarter of 2018 as compared to the second quarter of 2018 due to the high volume of new loan originations at current market rates, as well as better than expected cash flows from certain purchased credit-impaired loan pools. The overall cost of average interest bearing liabilities increased 17 basis points to 1.55 percent for the third quarter of 2018 as compared to the linked second quarter of 2018 due to 16, 19, and 26 basis point increases in the cost of average interest bearing deposits, short-term borrowings, and long-term borrowings, respectively, largely driven by higher market interest rates. Our cost of total average deposits was 0.88 percent for the third quarter of 2018 as compared to 0.76 percent for the second quarter of 2018.
Branch Transformation
As previously disclosed, Valley recently embarked on a new strategy to overhaul its retail network. During the third quarter, we identified 74 branches within New Jersey and New York that presently do not meet certain internal performance measures. Of the 74 identified, we have closed 6 branches to date and expect to consolidate approximately 14 additional branches by the end of the first quarter 2019, resulting in an estimated annual operating expense savings of $9 million. During the third quarter of 2018, we recognized branch asset impairment charges of $1.8 million related to the approved (actual and future) branch closures.
For the remaining 54 branches, we have implemented tailored action plans focused on improving profitability and deposit levels. However, should these branches not experience improvement within a defined period, they will be reviewed for potential consolidation.
Loans, Deposits and Other Borrowings
Loans. Loans increased $876.6 million to approximately $24.1 billion at September 30, 2018 from June 30, 2018. The increase was mainly due to continued strong quarter over quarter organic growth in total commercial real estate loans, residential mortgage loans and commercial and industrial loans. During the third quarter of 2018, Valley also originated $124 million of residential mortgage loans for sale rather than held for investment. Residential mortgage loans held for sale totaled $31.7 million and $15.1 million at September 30, 2018 and June 30, 2018, respectively.
Deposits. Total deposits increased $947.5 million to approximately $22.6 billion at September 30, 2018 from June 30, 2018 largely due to increases in money market deposits and time deposits driven by the success of several new commercial and consumer deposit initiatives commenced in the third quarter, as

Valley National Bancorp (NASDAQ: VLY)
2018 Third Quarter Earnings
October 25, 2018

well as an increase in brokered certificates of deposit, which totaled approximately $500 million at September 30, 2018. Valley increased its use of brokered CDs partly due to their favorable pricing as compared to other available funding sources with similar terms, including FHLB advances. Non-interest bearing deposits; savings, NOW, money market deposits; and time deposits represented approximately 27 percent, 49 percent and 24 percent of total deposits as of September 30, 2018, respectively.
Other Borrowings. Short-term borrowings increased $90.5 million to approximately $3.0 billion at September 30, 2018 as compared to June 30, 2018 largely due to new FHLB advances used for normal liquidity purposes during the third quarter of 2018. Long-term borrowings decreased $375.2 million to $1.7 billion at September 30, 2018 as compared to June 30, 2018 mostly due to maturities of FHLB advances and a partial shift in funding to shorter term borrowings and time deposits.
Credit Quality
Non-Performing Assets. Our past due loans and non-accrual loans discussed further below exclude PCI loans. Under U.S. GAAP, the PCI loans (acquired at a discount that is due, in part, to credit quality) are accounted for on a pool basis and are not subject to delinquency classification in the same manner as loans originated by Valley. Our PCI loan portfolio totaled $4.4 billion, or 18.4 percent, of our total loan portfolio at September 30, 2018 and included all loans acquired from USAB on January 1, 2018.
Total non-performing assets (NPAs), consisting of non-accrual loans, other real estate owned (OREO) and other repossessed assets decreased $8.4 million to $88.7 million at September 30, 2018 as compared to June 30, 2018 mainly due to decreases of $6.1 million and $1.9 million in non-accrual loans and OREO, respectively, during the third quarter of 2018. The decrease in non-accrual loans was primarily due to improvement in loan performance and a few large loan payoffs in several categories. As a result, non-accrual loans decreased to 0.33 percent of total loans at September 30, 2018 as compared to 0.36 percent of total loans at June 30, 2018.
Total accruing past due loans (i.e., loans past due 30 days or more and still accruing interest) were $58.2 million, or 0.24 percent of total loans, at September 30, 2018 as compared to $33.3 million, or 0.14 percent of total loans, at June 30, 2018. The $25 million increase from June 30, 2018 was partially due to a matured performing construction loan in the normal process of renewal totaling $15.2 million within the loans 30 - 59 days past due category.
During the third quarter of 2018, we continued to closely monitor our NYC and Chicago taxi medallion loans totaling $123.7 million and $8.7 million, respectively, within the commercial and industrial loan portfolio at September 30, 2018. While the vast majority of the taxi medallion loans are currently performing, negative trends in the market valuations of the underlying taxi medallion collateral could impact the future performance and internal classification of this portfolio. At September 30, 2018, the medallion portfolio included impaired loans totaling $66.5 million with related reserves of $26.3 million within the allowance for loan losses as compared to impaired loans totaling $64.7 million with related reserves of $23.2 million at June 30, 2018. At September 30, 2018, the impaired medallion loans largely consisted of performing troubled debt restructured (TDR) loans classified as substandard loans, as well as $45.7 million of non-accrual taxi cab medallion loans classified as doubtful. Additionally, Valley currently has $29.1 million of performing non-impaired taxi medallion loans which are scheduled to mature in 2019, and $20.7 million that mature between 2023 and 2027. If the loans with 2019 maturities became TDRs upon maturity and renewal, an additional reserve of $8.7 million would be required based on the allowance methodology at September 30, 2018.

Valley National Bancorp (NASDAQ: VLY)
2018 Third Quarter Earnings
October 25, 2018

Allowance for Credit Losses. The following table summarizes the allocation of the allowance for credit losses to specific loan categories and the allocation as a percentage of each loan category (including PCI loans) at September 30, 2018, June 30, 2018, and September 30, 2017:

	September 30, 2018		June 30, 2018		September 30, 2017
		Allocation		Allocation		Allocation
		as a % of		as a % of		as a % of
	Allowance	Loan	Allowance	Loan	Allowance	Loan
	Allocation	Category	Allocation	Category	Allocation	Category
	($ in thousands)
Loan Category:
Commercial and industrial loans*	$88,509	2.20%	$78,649	2.05%	$57,203	2.11%
Commercial real estate loans:
Commercial real estate	29,093	0.24%	33,234	0.28%	36,626	0.39%
Construction	21,037	1.49%	20,578	1.49%	18,673	2.07%
Total commercial real estate loans	50,130	0.37%	53,812	0.40%	55,299	0.54%
Residential mortgage loans	4,919	0.13%	4,624	0.13%	3,892	0.13%
Consumer loans:
Home equity	576	0.11%	604	0.12%	592	0.13%
Auto and other consumer	5,341	0.25%	5,465	0.26%	4,494	0.24%
Total consumer loans	5,917	0.22%	6,069	0.23%	5,086	0.22%
Total allowance for credit losses	$149,475	0.62%	$143,154	0.62%	$121,480	0.67%
Allowance for credit losses as a %
of non-PCI loans		0.76%		0.77%		0.73%

* Includes the reserve for unfunded letters of credit.
Our loan portfolio, totaling $24.1 billion at September 30, 2018, had net loan charge-offs totaling $231 thousand for the third quarter of 2018 as compared to net charge-offs of $692 thousand for the second quarter of 2018, and $1.2 million of net recoveries of loan charge-offs during the third quarter of 2017.

During the third quarter of 2018, we recorded a $6.6 million provision for credit losses as compared to $7.1 million and $1.6 million for the second quarter of 2018 and the third quarter of 2017, respectively. The provision for credit losses totaled $24.6 million and $7.7 million for the nine months ended September 30, 2018 and 2017, respectively. The elevated 2018 provision was largely due to higher reserves allocated to impaired taxi medallion loans, as well as the significant loan growth.

The allowance for credit losses, comprised of our allowance for loan losses and reserve for unfunded letters of credit, as a percentage of total loans was 0.62 percent, 0.62 percent and 0.67 percent at September 30, 2018, June 30, 2018 and September 30, 2017, respectively. At September 30, 2018, our allowance allocations for losses as a percentage of total loans remained relatively stable as compared to June 30, 2018 for most loan categories. The allocated reserves as a percentage of commercial and industrial loans increased 0.15 percent largely due to higher allocated reserves for impaired taxi medallion loans, as well as internally classified loans which include non-impaired taxi medallion loans.

Valley National Bancorp (NASDAQ: VLY)
2018 Third Quarter Earnings
October 25, 2018

Capital Adequacy
Valley's regulatory capital ratios continue to reflect its well capitalized position. Valley's total risk-based capital, Tier 1 capital, Tier 1 leverage capital, and common equity Tier 1 capital ratios were 11.55 percent, 9.46 percent, 7.63 percent and 8.56 percent, respectively, at September 30, 2018.
Investor Conference Call
Valley will host a conference call with investors and the financial community at 11:00 AM Eastern Standard Time, today to discuss the third quarter 2018 earnings. Those wishing to participate in the call may dial toll-free (866) 354-0432 (Conference ID: 2556148). The teleconference will also be webcast live: https://edge.media-server.com/m6/p/tsi3dgg4 and archived on Valley's website through Sunday, November 25, 2018. Investor presentation materials will be made available prior to the conference call at www.valley.com.
About Valley
Valley National Bancorp is a regional bank holding company headquartered in Wayne, New Jersey with approximately $31 billion in assets. Its principal subsidiary, Valley National Bank, currently operates over 230 branch locations in northern and central New Jersey, the New York City boroughs of Manhattan, Brooklyn, Queens and Long Island, Florida and Alabama. Valley National Bank is one of the largest commercial banks headquartered in New Jersey and is committed to providing the most convenient service, the latest in product innovations and an experienced and knowledgeable staff with a high priority on friendly customer service. For more information about Valley National Bank and its products and services, please visit www.valley.com or call our Customer Service Center at 800-522-4100.
Forward Looking Statements
The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, acquisitions, relationships, opportunities, taxation, technology, market conditions and economic expectations. These statements may be identified by such forward-looking terminology as “should,” “expect,” “believe,” “view,” “opportunity,” “allow,” “continues,” “reflects,” “typically,” “usually,” “anticipate,” or similar statements or variations of such terms. Such forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from such forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to:

•	weakness or a decline in the economy, mainly in New Jersey, New York, Florida and Alabama, as well as an unexpected decline in commercial real estate values within our market areas;

•	the inability to retain USAB’s customers and employees;

•	less than expected cost reductions and revenue enhancement from Valley's cost reduction plans including its earnings enhancement program called "LIFT" and branch transformation strategy;

Valley National Bancorp (NASDAQ: VLY)
2018 Third Quarter Earnings
October 25, 2018

•
greater than expected technology related costs due to, among other factors, prolonged or failed implementations, additional project staffing and obsolescence caused by continuous and rapid market innovations;

•	the loss of or decrease in lower-cost funding sources within our deposit base, including our inability to achieve deposit retention targets under Valley's branch transformation strategy;

•
higher or lower than expected income tax expense or tax rates, including increases or decreases resulting from the impact of the Tax Cuts and Jobs Act and other changes in tax laws, regulations and case law;

•
damage verdicts or settlements or restrictions related to existing or potential litigations arising from claims of breach of fiduciary responsibility, negligence, fraud, contractual claims, environmental laws, patent or trade mark infringement, employment related claims, and other matters;

•	the loss of or decrease in lower-cost funding sources within our deposit base may adversely impact our net interest income and net income;

•
cyber attacks, computer viruses or other malware that may breach the security of our websites or other systems to obtain unauthorized access to confidential information, destroy data, disable or degrade service, or sabotage our systems;

•
results of examinations by the OCC, the FRB, the CFPB and other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our allowance for credit losses, write-down assets, reimburse customers, change the way we do business, or limit or eliminate certain other banking activities;

•
changes in accounting policies or accounting standards, including the new authoritative accounting guidance (known as the current expected credit loss (CECL) model) which may increase the required level of our allowance for credit losses after adoption on January 1, 2020;

•
our inability or determination not to pay dividends at current levels, or at all, because of inadequate earnings, regulatory restrictions or limitations, changes in our capital requirements or a decision to increase capital by retaining more earnings;

•	higher than expected loan losses within one or more segments of our loan portfolio;

•	unanticipated loan delinquencies, loss of collateral, decreased service revenues, and other potential negative effects on our business caused by severe weather or other external events;

•	unexpected significant declines in the loan portfolio due to the lack of economic expansion, increased competition, large prepayments, changes in regulatory lending guidance or other factors; and

•	the failure of other financial institutions with whom we have trading, clearing, counterparty and other financial relationships.
A detailed discussion of factors that could affect our results is included in our SEC filings, including the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2017.
We undertake no duty to update any forward-looking statement to conform the statement to actual results or changes in our expectations. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.
# # #
-Tables to Follow-

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

SELECTED FINANCIAL DATA

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
($ in thousands, except for share data)	2018	2018	2017	2018	2017
FINANCIAL DATA:
Net interest income	$216,800	$210,752	$163,945	$635,150	$490,633
Net interest income - FTE (1)	218,136	212,252	165,969	639,508	496,956
Non-interest income	29,038	38,069	26,997	99,358	81,547
Non-interest expense	151,681	149,916	132,565	475,349	372,756
Income tax expense	18,046	18,961	17,088	50,191	55,873
Net income	69,559	72,802	39,649	184,326	135,809
Dividends on preferred stock	3,172	3,172	2,683	9,516	6,277
Net income available to common shareholders	$66,387	$69,630	$36,966	$174,810	$129,532
Weighted average number of common shares outstanding:
Basic	331,486,500	331,318,381	264,058,174	331,180,213	263,938,786
Diluted	333,000,242	332,895,483	264,936,220	332,694,080	264,754,845
Per common share data:
Basic earnings	$0.20	$0.21	$0.14	$0.53	$0.49
Diluted earnings	0.20	0.21	0.14	0.53	0.49
Cash dividends declared	0.11	0.11	0.11	0.33	0.33
Closing stock price - high	13.04	13.26	12.40	13.38	12.76
Closing stock price - low	11.25	11.91	10.71	11.19	10.71
CORE ADJUSTED FINANCIAL DATA: (2)
Net income available to common shareholders, as adjusted	$69,888	$71,982	$43,759	$200,419	$136,326
Basic earnings per share, as adjusted	0.21	0.22	0.17	0.61	0.52
Diluted earnings per share, as adjusted	0.21	0.22	0.17	0.60	0.51
FINANCIAL RATIOS:
Net interest margin	3.10%	3.09%	3.03%	3.10%	3.07%
Net interest margin - FTE (1)	3.12	3.11	3.07	3.12	3.11
Annualized return on average assets	0.91	0.98	0.67	0.82	0.78
Annualized return on avg. shareholders' equity	8.41	8.88	6.34	7.46	7.42
Annualized return on avg. tangible shareholders' equity (2)	12.96	13.76	8.96	11.54	10.61
Efficiency ratio (3)	61.70	60.25	69.43	64.72	65.15
CORE ADJUSTED FINANCIAL RATIOS: (2)
Annualized return on average assets, as adjusted	0.96%	1.01%	0.79%	0.94%	0.81%
Annualized return on average shareholders' equity, as adjusted	8.84	9.17	7.42	8.50	7.79
Annualized return on average tangible shareholders' equity, as adjusted	13.61	14.21	10.50	13.14	11.14
Efficiency ratio, as adjusted	57.85	57.15	59.21	58.39	59.46
AVERAGE BALANCE SHEET ITEMS:
Assets	$30,493,175	$29,778,210	$23,604,252	$29,858,764	$23,334,491
Interest earning assets	27,971,712	27,256,959	21,642,846	27,330,965	21,338,866
Loans	23,659,190	22,840,235	18,006,274	22,939,106	17,676,222
Interest bearing liabilities	20,758,249	20,129,492	15,737,738	20,196,547	15,546,272
Deposits	22,223,203	21,846,582	17,353,099	21,985,189	17,336,068
Shareholders' equity	3,307,690	3,279,616	2,502,538	3,292,439	2,441,227

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

	As Of
BALANCE SHEET ITEMS:	September 30,	June 30,	March 31,	December 31,	September 30,
(In thousands)	2018	2018	2018	2017	2017
Assets	$30,881,948	$30,182,979	$29,464,357	$24,002,306	$23,780,661
Total loans	24,111,290	23,234,716	22,552,767	18,331,580	18,201,462
Non-PCI loans	19,681,255	18,587,015	17,636,934	16,944,365	16,729,607
Deposits	22,588,272	21,640,772	21,959,846	18,153,462	17,312,766
Shareholders' equity	3,302,936	3,277,312	3,245,003	2,533,165	2,537,984

LOANS:
(In thousands)
Commercial and industrial	$4,015,280	$3,829,525	$3,631,597	$2,741,425	$2,706,912
Commercial real estate:
Commercial real estate	12,251,231	11,913,830	11,706,228	9,496,777	9,351,068
Construction	1,416,259	1,376,732	1,372,508	851,105	903,640
Total commercial real estate	13,667,490	13,290,562	13,078,736	10,347,882	10,254,708
Residential mortgage	3,782,972	3,528,682	3,321,560	2,859,035	2,941,435
Consumer:
Home equity	521,797	520,849	549,329	446,280	448,842
Automobile	1,288,902	1,281,735	1,222,721	1,208,902	1,171,685
Other consumer	834,849	783,363	748,824	728,056	677,880
Total consumer loans	2,645,548	2,585,947	2,520,874	2,383,238	2,298,407
Total loans	$24,111,290	$23,234,716	$22,552,767	$18,331,580	$18,201,462

CAPITAL RATIOS:
Book value per common share	$9.33	$9.26	$9.16	$8.79	$8.81
Tangible book value per common share (2)	5.81	5.75	5.65	6.01	6.04
Tangible common equity to tangible assets (2)	6.48%	6.56%	6.61%	6.83%	6.92%
Tier 1 leverage capital	7.63	7.72	7.71	8.03	8.13
Common equity tier 1 capital	8.56	8.71	8.77	9.22	9.22
Tier 1 risk-based capital	9.46	9.65	9.73	10.41	10.42
Total risk-based capital	11.55	11.77	11.89	12.61	12.61

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

	Three Months Ended			Nine Months Ended
ALLOWANCE FOR CREDIT LOSSES:	September 30,	June 30,	September 30,	September 30,
($ in thousands)	2018	2018	2017	2018	2017
Beginning balance - Allowance for credit losses	$143,154	$136,704	$118,621	$124,452	$116,604
Loans charged-off:
Commercial and industrial	(833)	(642)	(265)	(1,606)	(4,889)
Commercial real estate	—	(38)	—	(348)	(553)
Construction	—	—	—	—	—
Residential mortgage	—	(99)	(129)	(167)	(488)
Total Consumer	(1,150)	(1,422)	(1,335)	(3,783)	(3,467)
Total loans charged-off	(1,983)	(2,201)	(1,729)	(5,904)	(9,397)
Charged-off loans recovered:
Commercial and industrial	1,131	819	2,320	4,057	3,480
Commercial real estate	12	15	42	396	530
Construction	—	—	—	—	294
Residential mortgage	9	180	220	269	903
Total Consumer	600	495	366	1,563	1,324
Total loans recovered	1,752	1,509	2,948	6,285	6,531
Net (charge-offs) recoveries	(231)	(692)	1,219	381	(2,866)
Provision for credit losses	6,552	7,142	1,640	24,642	7,742
Ending balance - Allowance for credit losses	$149,475	$143,154	$121,480	$149,475	$121,480
Components of allowance for credit losses:
Allowance for loan losses	$144,963	$138,762	$118,966	$144,963	$118,966
Allowance for unfunded letters of credit	4,512	4,392	2,514	4,512	2,514
Allowance for credit losses	$149,475	$143,154	$121,480	$149,475	$121,480
Components of provision for credit losses:
Provision for loan losses	$6,432	$6,592	$1,301	$23,726	$7,413
Provision for unfunded letters of credit	120	550	339	916	329
Provision for credit losses	$6,552	$7,142	$1,640	$24,642	$7,742
Annualized ratio of total net charge-offs (recoveries) to average loans	0.00%	0.01%	(0.03)%	0.00%	0.02%
Allowance for credit losses as a % of non-PCI loans	0.76%	0.77%	0.73%	0.76%	0.73%
Allowance for credit losses as a % of total loans	0.62%	0.62%	0.67%	0.62%	0.67%

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

	As of
ASSET QUALITY: (4)	September 30,	June 30,	March 31,	December 31,	September 30,
($ in thousands)	2018	2018	2018	2017	2017
Accruing past due loans:
30 to 59 days past due:
Commercial and industrial	$9,462	$6,780	$5,405	$3,650	$1,186
Commercial real estate	3,387	4,323	3,699	11,223	4,755
Construction	15,576	175	532	12,949	—
Residential mortgage	10,058	7,961	6,460	12,669	7,942
Total Consumer	7,443	6,573	5,244	8,409	5,205
Total 30 to 59 days past due	45,926	25,812	21,340	48,900	19,088
60 to 89 days past due:
Commercial and industrial	1,431	1,533	804	544	3,043
Commercial real estate	2,502	—	—	—	626
Construction	36	—	1,099	18,845	2,518
Residential mortgage	3,270	1,978	4,081	7,903	1,604
Total Consumer	1,249	860	1,489	1,199	1,019
Total 60 to 89 days past due	8,488	4,371	7,473	28,491	8,810
90 or more days past due:
Commercial and industrial	1,618	560	653	—	125
Commercial real estate	27	27	27	27	389
Construction	—	—	—	—	—
Residential mortgage	1,877	2,324	3,361	2,779	1,433
Total Consumer	282	198	372	284	301
Total 90 or more days past due	3,804	3,109	4,413	3,090	2,248
Total accruing past due loans	$58,218	$33,292	$33,226	$80,481	$30,146
Non-accrual loans:
Commercial and industrial	$52,929	$53,596	$25,112	$20,890	$11,983
Commercial real estate	7,103	7,452	8,679	11,328	13,870
Construction	—	1,100	732	732	1,116
Residential mortgage	16,083	19,303	22,694	12,405	12,974
Total Consumer	2,248	3,003	3,104	1,870	1,844
Total non-accrual loans	78,363	84,454	60,321	47,225	41,787
Other real estate owned (OREO)	9,863	11,760	13,773	9,795	10,770
Other repossessed assets	445	864	858	441	480
Non-accrual debt securities	—	—	—	—	2,115
Total non-performing assets	$88,671	$97,078	$74,952	$57,461	$55,152
Performing troubled debt restructured loans	$81,141	$83,694	$116,414	$117,176	$113,677
Total non-accrual loans as a % of loans	0.33%	0.36%	0.27%	0.26%	0.23%
Total accruing past due and non-accrual loans as a % of loans	0.57%	0.51%	0.41%	0.70%	0.40%
Allowance for losses on loans as a % of non-accrual loans	184.99%	164.30%	220.26%	255.92%	284.70%
Non-performing purchased credit-impaired loans (5)	$75,422	$57,311	$62,857	$38,088	$25,413

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

NOTES TO SELECTED FINANCIAL DATA

(1)
Net interest income and net interest margin are presented on a tax equivalent basis using a 21 percent and 35 percent federal tax rate for periods ending in 2018 and 2017, respectively. Valley believes that this presentation provides comparability of net interest income and net interest margin arising from both taxable and tax-exempt sources and is consistent with industry practice and SEC rules.

(2)
This press release contains certain supplemental financial information, described in the Notes below, which has been determined by methods other than U.S. Generally Accepted Accounting Principles ("GAAP") that management uses in its analysis of Valley's performance. Management believes these non-GAAP financial measures provide information useful to investors in understanding Valley's financial results. Specifically, Valley provides measures based on what it believes are its operating earnings on a consistent basis and excludes material non-core operating items which affect the GAAP reporting of results of operations. Management utilizes these measures for internal planning and forecasting purposes. Management believes that Valley's presentation and discussion, together with the accompanying reconciliations, provides a complete understanding of factors and trends affecting Valley's business and allows investors to view performance in a manner similar to management. These non-GAAP measures should not be considered a substitute for GAAP basis measures and results and Valley strongly encourages investors to review its consolidated financial statements in their entirety and not to rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names.

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
($ in thousands, except for share data)	2018	2018	2017	2018	2017
Adjusted net income available to common shareholders:
Net income, as reported	$69,559	$72,802	$39,649	$184,326	$135,809
Add: LIFT program expense (net of tax)*	—	—	5,753	—	5,753
Add: Branch related asset impairment (net of tax)**	1,304	—	—	1,304	—
Add: Losses (gains) on securities transactions (net of tax)	56	26	(3)	630	(3)
Add: Legal expenses (litigation reserve impact only, net of tax)	1,206	—	—	8,726	—
Add: Merger related expenses (net of tax)***	935	2,326	1,043	12,949	1,044
Add: Income Tax Expense (USAB charge impact only)	—	—	—	2,000	—
Net income, as adjusted	$73,060	$75,154	$46,442	$209,935	$142,603
Dividends on preferred stock	3,172	3,172	2,683	9,516	6,277
Net income available to common shareholders, as adjusted	$69,888	$71,982	$43,759	$200,419	$136,326
__________
* LIFT program expenses are primarily within professional and legal fees, and salary and employee benefits expense.
** Branch related asset impairment is included in net losses on sale of assets within non-interest income.
*** Merger related expenses are primarily within salary and employee benefits and other expense.
Adjusted per common share data:
Net income available to common shareholders, as adjusted	$69,888	$71,982	$43,759	$200,419	$136,326
Average number of shares outstanding	331,486,500	331,318,381	264,058,174	331,180,213	263,938,786
Basic earnings, as adjusted	$0.21	$0.22	$0.17	$0.61	$0.52
Average number of diluted shares outstanding	333,000,242	332,895,483	264,936,220	332,694,080	264,754,845
Diluted earnings, as adjusted	$0.21	$0.22	$0.17	$0.60	$0.51
Adjusted annualized return on average tangible shareholders' equity:
Net income, as adjusted	$73,060	$75,154	$46,442	$209,935	$142,603
Average shareholders' equity	3,307,690	3,279,616	2,502,538	3,292,439	2,441,227
Less: Average goodwill and other intangible assets	1,161,167	1,163,575	733,450	1,162,980	734,738
Average tangible shareholders' equity	$2,146,523	$2,116,041	$1,769,088	$2,129,459	$1,706,489
Annualized return on average tangible shareholders' equity, as adjusted	13.61%	14.21%	10.50%	13.14%	11.14%
Adjusted annualized return on average assets:
Net income, as adjusted	$73,060	$75,154	$46,442	$209,935	$142,603
Average assets	$30,493,175	$29,778,210	$23,604,252	$29,858,764	$23,334,491
Annualized return on average assets, as adjusted	0.96%	1.01%	0.79%	0.94%	0.81%

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
($ in thousands)	2018	2018	2017	2018	2017
Adjusted annualized return on average shareholders' equity:
Net income, as adjusted	$73,060	$75,154	$46,442	$209,935	$142,603
Average shareholders' equity	$3,307,690	$3,279,616	$2,502,538	$3,292,439	$2,441,227
Annualized return on average shareholders' equity, as adjusted	8.84%	9.17%	7.42%	8.50%	7.79%
Annualized return on average tangible shareholders' equity:
Net income, as reported	$69,559	$72,802	$39,649	$184,326	$135,809
Average shareholders' equity	3,307,690	3,279,616	2,502,538	3,292,439	2,441,227
Less: Average goodwill and other intangible assets	1,161,167	1,163,575	733,450	1,162,980	734,738
Average tangible shareholders' equity	$2,146,523	$2,116,041	$1,769,088	$2,129,459	$1,706,489
Annualized return on average tangible shareholders' equity	12.96%	13.76%	8.96%	11.54%	10.61%
Adjusted efficiency ratio:
Non-interest expense, as reported	$151,681	$149,916	$132,565	$475,349	$372,756
Less: LIFT program expense (pre-tax)	—	—	9,875	—	9,875
Less: Legal expenses (litigation reserve impact only, pre-tax)	1,684	—	—	12,184	—
Less: Merger-related expenses (pre-tax)	1,304	3,248	1,241	18,080	1,242
Less: Amortization of tax credit investments (pre-tax)	5,412	4,470	8,389	15,156	21,445
Non-interest expense, as adjusted	$143,281	$142,198	$113,060	$429,929	$340,194
Net interest income	216,800	210,752	163,945	635,150	490,633
Non-interest income, as reported	29,038	38,069	26,997	99,358	81,547
Add: Branch related asset impairment (pre-tax)	1,821	—	—	1,821	—
Non-interest income, as adjusted	$30,859	$38,069	$26,997	$101,179	$81,547
Gross operating income, as adjusted	$247,659	$248,821	$190,942	$736,329	$572,180
Efficiency ratio, as adjusted	57.85%	57.15%	59.21%	58.39%	59.46%

	As of
	September 30,	June 30,	March 31,	December 31,	September 30,
($ in thousands, except for share data)	2018	2018	2018	2017	2017
Tangible book value per common share:
Common shares outstanding	331,501,424	331,454,025	331,189,859	264,468,851	264,197,172
Shareholders' equity	$3,302,936	$3,277,312	$3,245,003	$2,533,165	$2,537,984
Less: Preferred stock	209,691	209,691	209,691	209,691	209,691
Less: Goodwill and other intangible assets	1,166,481	1,162,858	1,165,379	733,144	733,498
Tangible common shareholders' equity	$1,926,764	$1,904,763	$1,869,933	$1,590,330	$1,594,795
Tangible book value per common share	$5.81	$5.75	$5.65	$6.01	$6.04
Tangible common equity to tangible assets:
Tangible common shareholders' equity	$1,926,764	$1,904,763	$1,869,933	$1,590,330	$1,594,795
Total assets	30,881,948	30,182,979	29,464,357	24,002,306	23,780,661
Less: Goodwill and other intangible assets	1,166,481	1,162,858	1,165,379	733,144	733,498
Tangible assets	$29,715,467	$29,020,121	$28,298,978	$23,269,162	$23,047,163
Tangible common equity to tangible assets	6.48%	6.56%	6.61%	6.83%	6.92%

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

(3)	The efficiency ratio measures Valley's total non-interest expense as a percentage of net interest income plus total non-interest income.
(4)
Past due loans and non-accrual loans exclude purchased credit-impaired (PCI) loans. PCI loans are accounted for on a pool basis under U.S. GAAP and are not subject to delinquency classification in the same manner as loans originated by Valley.

(5)
Represent PCI loans meeting Valley's definition of non-performing loan (i.e., non-accrual loans), but are not subject to such classification under U.S. GAAP because the loans are accounted for on a pooled basis and are excluded from the non-accrual loans in the table above.

SHAREHOLDERS RELATIONS
Requests for copies of reports and/or other inquiries should be directed to Tina Zarkadas, Assistant Vice President, Shareholder Relations Specialist, Valley National Bancorp, 1455 Valley Road, Wayne, New Jersey, 07470, by telephone at (973) 305-3380, by fax at (973) 305-1364 or by e-mail at tzarkadas@valley.com.

VALLEY NATIONAL BANCORP
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(in thousands, except for share data)

	September 30,	December 31,
	2018	2017
	(Unaudited)
Assets
Cash and due from banks	$262,653	$243,310
Interest bearing deposits with banks	93,726	172,800
Investment securities:
Held to maturity (fair value of $2,016,354 at September 30, 2018 and $1,837,620 at December 31, 2017)	2,072,363	1,842,691
Available for sale	1,749,001	1,493,905
Total investment securities	3,821,364	3,336,596
Loans held for sale, at fair value	31,675	15,119
Loans	24,111,290	18,331,580
Less: Allowance for loan losses	(144,963)	(120,856)
Net loans	23,966,327	18,210,724
Premises and equipment, net	341,060	287,705
Bank owned life insurance	438,238	386,079
Accrued interest receivable	92,666	73,990
Goodwill	1,085,710	690,637
Other intangible assets, net	80,771	42,507
Other assets	667,758	542,839
Total Assets	$30,881,948	$24,002,306
Liabilities
Deposits:
Non-interest bearing	$6,135,001	$5,224,928
Interest bearing:
Savings, NOW and money market	11,036,700	9,365,013
Time	5,416,571	3,563,521
Total deposits	22,588,272	18,153,462
Short-term borrowings	2,968,431	748,628
Long-term borrowings	1,728,805	2,315,819
Junior subordinated debentures issued to capital trusts	55,283	41,774
Accrued expenses and other liabilities	238,221	209,458
Total Liabilities	27,579,012	21,469,141
Shareholders’ Equity
Preferred stock, no par value; authorized 50,000,000:
Series A (4,600,000 shares issued at September 30, 2018 and December 31, 2017)	111,590	111,590
Series B (4,000,000 shares issued at September 30, 2018 and December 31, 2017)	98,101	98,101
Common stock (no par value, authorized 450,000,000 shares; issued 331,622,970 shares at September 30, 2018 and 264,498,643 shares at December 31, 2017)	116,154	92,727
Surplus	2,793,158	2,060,356
Retained earnings	262,368	216,733
Accumulated other comprehensive loss	(76,944)	(46,005)
Treasury stock, at cost (121,546 common shares at September 30, 2018 and 29,792 common shares at December 31, 2017)	(1,491)	(337)
Total Shareholders’ Equity	3,302,936	2,533,165
Total Liabilities and Shareholders’ Equity	$30,881,948	$24,002,306

VALLEY NATIONAL BANCORP
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(in thousands, except for share data)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2018	2018	2017	2018	2017
Interest Income
Interest and fees on loans	$265,870	$247,690	$185,864	$751,146	$541,937
Interest and dividends on investment securities:
Taxable	21,362	22,222	17,922	64,907	54,439
Tax-exempt	5,023	5,639	3,752	16,383	11,726
Dividends	3,981	3,728	2,657	9,648	6,945
Interest on federal funds sold and other short-term investments	805	839	546	2,570	1,156
Total interest income	297,041	280,118	210,741	844,654	616,203
Interest Expense
Interest on deposits:
Savings, NOW and money market	28,775	24,756	15,641	75,848	38,538
Time	20,109	16,635	10,852	51,360	30,571
Interest on short-term borrowings	15,193	10,913	5,161	31,838	14,578
Interest on long-term borrowings and junior subordinated debentures	16,164	17,062	15,142	50,458	41,883
Total interest expense	80,241	69,366	46,796	209,504	125,570
Net Interest Income	216,800	210,752	163,945	635,150	490,633
Provision for credit losses	6,552	7,142	1,640	24,642	7,742
Net Interest Income After Provision for Credit Losses	210,248	203,610	162,305	610,508	482,891
Non-Interest Income
Trust and investment services	3,143	3,262	3,062	9,635	8,606
Insurance commissions	3,646	4,026	4,519	11,493	13,938
Service charges on deposit accounts	6,597	6,679	5,558	20,529	16,136
(Losses) gains on securities transactions, net	(79)	(36)	6	(880)	5
Fees from loan servicing	2,573	2,045	1,895	6,841	5,541
Gains on sales of loans, net	3,748	7,642	5,520	18,143	14,439
Bank owned life insurance	2,545	2,652	1,541	6,960	5,705
Other	6,865	11,799	4,896	26,637	17,177
Total non-interest income	29,038	38,069	26,997	99,358	81,547
Non-Interest Expense
Salary and employee benefits expense	80,778	78,944	69,286	253,014	198,777
Net occupancy and equipment expense	26,295	26,901	22,756	81,120	68,400
FDIC insurance assessment	7,421	8,044	4,603	20,963	14,658
Amortization of other intangible assets	4,697	4,617	2,498	13,607	7,596
Professional and legal fees	6,638	5,337	11,110	29,022	20,107
Amortization of tax credit investments	5,412	4,470	8,389	15,156	21,445
Telecommunication expense	3,327	3,015	2,464	9,936	7,830
Other	17,113	18,588	11,459	52,531	33,943
Total non-interest expense	151,681	149,916	132,565	475,349	372,756
Income Before Income Taxes	87,605	91,763	56,737	234,517	191,682
Income tax expense	18,046	18,961	17,088	50,191	55,873
Net Income	69,559	72,802	39,649	184,326	135,809
Dividends on preferred stock	3,172	3,172	2,683	9,516	6,277
Net Income Available to Common Shareholders	$66,387	$69,630	$36,966	$174,810	$129,532
Earnings Per Common Share:
Basic	$0.20	$0.21	$0.14	$0.53	$0.49
Diluted	0.20	0.21	0.14	0.53	0.49
Cash Dividends Declared per Common Share	0.11	0.11	0.11	0.33	0.33
Weighted Average Number of Common Shares Outstanding:
Basic	331,486,500	331,318,381	264,058,174	331,180,213	263,938,786
Diluted	333,000,242	332,895,483	264,936,220	332,694,080	264,754,845

VALLEY NATIONAL BANCORP
Quarterly Analysis of Average Assets, Liabilities and Shareholders' Equity and
Net Interest Income on a Tax Equivalent Basis

	Three Months Ended
	September 30, 2018			June 30, 2018			September 30, 2017
	Average		Avg.	Average		Avg.	Average		Avg.
($ in thousands)	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Interest earning assets:
Loans (1)(2)	$23,659,190	$265,871	4.50%	$22,840,235	$247,691	4.34%	$18,006,274	$185,867	4.13%
Taxable investments (3)	3,399,910	25,343	2.98%	3,438,842	25,950	3.02%	2,905,400	20,579	2.83%
Tax-exempt investments (1)(3)	730,711	6,358	3.48%	750,896	7,138	3.80%	556,061	5,773	4.15%
Federal funds sold and other interest bearing deposits	181,901	805	1.77%	226,986	839	1.48%	175,111	546	1.25%
Total interest earning assets	27,971,712	298,377	4.27%	27,256,959	281,618	4.13%	21,642,846	212,765	3.93%
Other assets	2,521,463			2,521,251			1,961,406
Total assets	$30,493,175			$29,778,210			$23,604,252
Liabilities and shareholders' equity
Interest bearing liabilities:
Savings, NOW and money market deposits	$11,032,866	$28,775	1.04%	$10,978,067	$24,756	0.90%	$8,799,955	$15,641	0.71%
Time deposits	4,967,691	20,109	1.62%	4,700,456	16,635	1.42%	3,368,153	10,852	1.29%
Short-term borrowings	2,766,398	15,193	2.20%	2,166,837	10,913	2.01%	1,537,562	5,161	1.34%
Long-term borrowings (4)	1,991,294	16,164	3.25%	2,284,132	17,062	2.99%	2,032,068	15,142	2.98%
Total interest bearing liabilities	20,758,249	80,241	1.55%	20,129,492	69,366	1.38%	15,737,738	46,796	1.19%
Non-interest bearing deposits	6,222,646			6,168,059			5,184,991
Other liabilities	204,590			201,043			178,985
Shareholders' equity	3,307,690			3,279,616			2,502,538
Total liabilities and shareholders' equity	$30,493,175			$29,778,210			$23,604,252

Net interest income/interest rate spread (5)		$218,136	2.72%		$212,252	2.75%		$165,969	2.74%
Tax equivalent adjustment		(1,336)			(1,500)			(2,024)
Net interest income, as reported		$216,800			$210,752			$163,945
Net interest margin (6)			3.10%			3.09%			3.03%
Tax equivalent effect			0.02%			0.02%			0.04%
Net interest margin on a fully tax equivalent basis (6)			3.12%			3.11%			3.07%

(1)	Interest income is presented on a tax equivalent basis using a 21 percent and 35 percent federal tax rate for 2018 and 2017, respectively.

(2)	Loans are stated net of unearned income and include non-accrual loans.

(3)	The yield for securities that are classified as available for sale is based on the average historical amortized cost.

(4)	Includes junior subordinated debentures issued to capital trusts which are presented separately on the consolidated statements of condition.

(5)
Interest rate spread represents the difference between the average yield on interest earning assets and the average cost of interest bearing liabilities and is presented on a fully tax equivalent basis.

(6)	Net interest income as a percentage of total average interest earning assets.